EXHIBIT 99.1

NEWS RELEASE DATED SEPTEMBER 8, 2010

Investor Relations Contact: RedChip Companies, Inc. Jon Cunningham 800-733-2447, Ext. 107 407-644-4256, Ext. 107 info@redchip.com http://www.redchip.com

NetSol Technologies Announces Record Revenue, Return to Annual Profitability for Fiscal 2010

- Fiscal 2010 Revenues were $36.8 million, representing an increase of 39.1% year-over-year

- Fiscal 2010 Net GAAP Income was $1.4 million, up from an $8.1 million GAAP net loss in 2009

- Fiscal 2010 GAAP Earnings per Share were $0.04, up from $0.30 loss in 2009

- EBITDA income per share was $0.18, versus an EBITDA loss per share of $0.09 in 2009

- Gross margin was 62.3% for fiscal 2010, up from 35.0% in fiscal 2009

- Second consecutive quarter of profitability

CALABASAS, Calif., September xx, 2010 – (GLOBE NEWSWIRE) -- NetSol Technologies, Inc. (“NetSol” or the “Company”) (NASDAQ: NTWK) (NASDAQ DUBAI: NTWK), a U.S. corporation providing global business services and enterprise application solutions to private and public sector organizations worldwide, today announced its consolidated financial results for its fourth quarter and fiscal year ended June 30, 2010, highlighted by strong revenue growth and a return to annual profitability.

Najeeb Ghauri, NetSol Technologies Chairman and Chief Executive Officer, commented: “We are thrilled with our fourth quarter and fiscal year 2010 performance, highlighted by record revenues and our return to a full year of profitability. The viability of our business model has never been in question, and we have emerged from the market turmoil of the last two years a more efficient and agile company.”

Mr. Ghauri continued, “We are especially excited about the recognition we have received from being recently recertified as a CMMI Level 5 firm and from passing the first stage of our ISO/IEC 20000 audit, both of which will serve to improve our long-term credibility in the global IT market and allow us to build greater trust with both potential and existing clients. Demand for enterprise software is expected to increase worldwide as the global economy starts to recover from its downturn and more companies seek to update their technology infrastructure. We will continue to develop our product pipeline, strengthen our operating efficiency, and provide the highest quality of software and support to our clients worldwide. As the key emerging markets for our products and services, such as China, continue to grow and global IT demand picks up, we look forward to another year of improving profitability in fiscal 2011.”

Fiscal Year 2010 Financial Results

--	Revenues for the fiscal year ended June 30, 2010 totaled $36.8 million, up from $26.4 million for fiscal year 2009, representing an increase of 39.1%.

--	License fees totaled $14.2 million or 39% of total revenues.

--	Maintenance fees totaled $7.0 million or 19% of total revenues.

--	Service fees totaled $15.6 million or 42% of total revenues.

--
Full year GAAP (Generally Accepted Accounting Principles) net income applicable to common shareholders was $1.4 million, or $0.04 per fully diluted share, compared to a GAAP net loss applicable to common shareholders of $8.1 million, or $0.30 per fully diluted share, in the previous year.

--	Operating income was $9.7 million, up from an operating loss of $6.5 million for fiscal year 2009.

--	Gross margins improved to 62.3%, up from 35.0% in fiscal year 2009.

--	Full year EBITDA was $6.8 million, or $0.18 per diluted share, compared with an EBITDA loss of $2.5 million, or $0.09 per diluted share, in the year-ago period.

Fourth Quarter 2010 Financial Results

--
NetSol reported consolidated revenues of $10.7 million for the fourth quarter of fiscal year 2010, representing a 56.2% increase over $6.9 million in revenues reported for the same period a year ago. Net revenues from license fees increased 262% to $4.6 million, compared to $1.3 million for the fourth quarter of fiscal year 2009.

--
GAAP net income applicable to common shareholders for the fourth quarter of fiscal year 2010 was approximately $1.5 million, or $0.04 per diluted share, compared to a GAAP net loss applicable to common shareholders of $0.9 million, or $0.03 per diluted share, in the same period of fiscal year 2009.

--	Operating income for the fourth quarter of fiscal year 2010 totaled approximately $4.4 million, up from an operating loss of $0.5 million for the same period a year ago.

--	Gross margins improved to 69.6%, compared to 37.2% in the year-ago period.

--	NetSol reported EBITDA of $2.8 million, or $0.07 per diluted share, for the fourth quarter of fiscal year 2010 compared to EBITDA of $0.6 million, or $0.02 per diluted share, in the year-ago period.

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. The Company uses EBITDA as a measure of the Company's operating trends. Investors are cautioned that EBITDA is not a measure of liquidity or of financial performance under Generally Accepted Accounting Principles (GAAP). The EBITDA numbers presented may not be comparable to similarly titled measures reported by other companies. EBITDA, while providing useful information, should not be considered in isolation or as an alternative to net income or cash flows as determined under GAAP. Consistent with the SEC’s Regulation G, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measure, and this reconciliation is located under the financial table heading "Reconciliation to GAAP."

Fourth Quarter Business Highlights

--
NetSol successfully implemented its complete NetSol Financial Suite (“NFS”)™ of products for GAC-Sofinco, a joint venture of Chinese vehicle manufacturer Guangzhou Automobile Group Co., Ltd. (GAC) and French finance company Crédit Agricole Consumer Finance. The fixed-cost project involved extensive integration with third-party vendors for accounting. The system was signed off and accepted by GAC-Sofinco on May 31, 2010.

--
NetSol’s facility in Lahore, Pakistan cleared a Stage-1 audit for ISO/IEC 20000. ISO/IEC 20000 is the first worldwide standard specifically aimed at IT Service Management. It describes an integrated set of management processes for the effective delivery of services to the business and its customers.  The Company is now preparing for a Stage 2/final audit to achieve this prestigious certification by December 2010.

--
The Company secured two major projects worth over $3 million to implement its NFS Contract Management System (CMS) with a major international automotive manufacturer's captive finance company in the Asia-Pacific Region. NetSol's NFS solution fully automated the customer's financing business, providing improved operational efficiencies, enhanced contract lifecycle management, increased financial visibility, and quick return on investment.

--
NetSol signed a contract of significant value with Sany Corp. of China, the world’s largest concrete equipment manufacturer, to install NetSol’s NFS solution to run its newly formed finance company. The complete NFS suite, including Credit Application Processing (CAP), Contract Management System (CMS) and Wholesale Finance System (WFS), was deployed by Sany Corp. across its vast dealer network as well as its business back office centers across China.

--
NetSol  formally launched its smartOCI™ search engine at SAP's SAPPHIRE® NOW conference held on May 16-19, 2010 at the Orange County Convention Center in Orlando, Fla. NetSol’s smartOCI™ search engine is a Software-as-a-Service (SaaS) product offering that provides corporate buyers and shoppers with a simple and intuitive user interface to search multiple supplier catalogs simultaneously within the SAP SRM application.

--
In June, the Company announced that smartOCI™ was certified by SAP for integration with SAP applications. The SAP Integration and Certification Center (SAP ICC) certified that smartOCI™  achieved the highest level of certification with the B2B-OCI catalog interface, allowing buying organizations to use smartOCI™ to search and exchange catalog content from suppliers worldwide and transfer these purchasing requests to the SAP and SRM back-end systems.

--	North American sales of additional licenses and software upgrades for NetSol’s LeasePak solution increased in the fourth quarter of fiscal 2010 and continue to grow in the current quarter.

--
NetSol retained RedChip Companies, Inc., to lead its public and investor relations programs. RedChip has a long history of success in building strong relationships with investors, and NetSol remains confident that they will successfully augment the Company’s investor relations and outreach efforts.

First Quarter Fiscal Year 2011 Business Highlights

Developments from the current quarter, ending September 30, 2010, include the following:

--
NetSol announced the successful implementation of its NFS solution by Minsheng Financial Leasing Co., Ltd. ("Minsheng Financial Leasing"), a leading financial leasing company in China. Minsheng Financial Leasing reports that the system's installment, launched in July 2009, has helped it to normalize and standardize its business processes, increase its participation in the financing sphere, and tremendously improve its operational efficiency.

--	NetSol signed a LeaseSoft license upgrade agreement with Singers Healthcare Finance Limited, one of the UK's leading providers of leasing solutions to the healthcare industry.

--	The Company was awarded a software and IT services contract valued at over $1 million with a major U.S. automotive manufacturer's captive finance arm in China.

--
NetSol announced a proposal to transfer ownership of its European and North American wholly owned subsidiaries to NetSol Technologies Ltd. ("NTPK"), the Company's majority-owned subsidiary in Pakistan. If approved, the internal sale of both subsidiaries would increase NetSol's ownership stake in NTPK from 58% to 76% and would consolidate the reporting of NetSol’s three subsidiaries as one line item under NTPK. Because the increase in ownership would allow NetSol to recognize a greater portion of NTPK's revenues and earnings as its own, the Company would expect a net accretive effect on its earnings per share.

Fiscal Year 2011 Forward-Looking Guidance

The Company expects revenues in the range of $40 million to $44 million for the fiscal year ending June 30, 2011, representing full-year revenue growth of 8.8% to 19.6% over fiscal year 2010. The Company also projects EPS in the range of $0.15 to $0.20 for fiscal 2011.

Conference Call and Webcast Information

NetSol will host a conference call today, September 8, 2010, at 11:00 a.m. EDT (8:00 a.m. PT) to review the Company’s quarterly and year-end financial and operational performance. Najeeb Ghauri, Chairman and Chief Executive Officer of NetSol Technologies, will host the call.

To participate in the call please dial (877) 941-2068, or (480) 629-9712 for international calls, approximately 10 minutes prior to the scheduled start time. Interested parties can also listen via a live Internet webcast, which can be found at the Company's website at http://www.netsoltech.com.

A replay of the call will be available for two weeks from 2:00 p.m. EDT on September 8, 2010, until 11:59 p.m. EDT on September 22, 2010. The number for the replay is (877) 870-5176, or (858) 384-5517 for international calls; the pass code for the replay is 4354355. In addition, a recording of the call will be available via the Company's website at http://www.netsoltech.com for one year.

About NetSol Technologies, Inc.

NetSol Technologies, Inc. (NasdaqCM: NTWK) (Nasdaq Dubai: NTWK) is a worldwide provider of global IT and enterprise application solutions. Since its inception in 1995, NetSol has used its BestShoring™ practices and highly experienced resources in analysis, development, quality assurance, and implementation to deliver high-quality, cost-effective solutions. Specialized by industry, these product and services offerings include credit and finance portfolio management systems, SAP consulting and services, custom development, systems integration, and technical services for the global Financial, Leasing, Insurance, Energy, and Technology markets. NetSol’s commitment to quality is demonstrated by its achievement of the ISO 9001, ISO 27001, and SEI (Software Engineering Institute) CMMI (Capability Maturity Model) Maturity Level 5 assessments, a distinction shared by 162 companies worldwide. NetSol Technologies’ clients include Fortune 500 manufacturers, global automakers, financial institutions, utilities, technology providers, and government agencies. Headquartered in Calabasas, California, NetSol Technologies has operations and offices in Alameda, Adelaide, Bangkok, Beijing, Karachi, Lahore, London, and Riyadh.

To learn more about NetSol, visit http://www.netsoltech.com.

NetSol Technologies, Inc. Forward-looking Statements

This press release may contain forward-looking statements relating to the development of the Company's products and services and future operation results, including statements regarding the Company that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words "believe," "expect," "anticipate," "intend," variations of such words, and similar expressions, identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Factors that could affect the Company's actual results include the progress and costs of the development of products and services and the timing of the market acceptance. The subject Companies expressly disclaim any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances upon which any statement is based.

###

Source: NetSol Technologies, Inc.

NETSOL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

	For the Quarter Ended		For the Year Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Net Revenues:
License fees	$4,641,770	$1,283,700	$14,157,107	$4,786,332
Maintenance fees	1,720,084	1,727,900	7,047,936	6,499,419
Services	4,343,206	3,841,580	15,574,853	15,162,426
Total revenues	10,705,060	6,853,180	36,779,897	26,448,177
Cost of revenues:
Salaries and consultants	1,990,180	2,135,294	8,164,148	9,787,965
Travel	232,283	341,589	843,626	1,334,879
Repairs and maintenance	76,911	80,051	256,997	370,487
Insurance	27,553	39,371	140,496	174,761
Depreciation and amortization	647,415	598,358	2,298,092	2,214,211
Other	279,263	1,107,766	2,163,689	3,316,031
Total cost of revenues	3,253,605	4,302,429	13,867,048	17,198,334
Gross profit	7,451,455	2,550,751	22,912,849	9,249,843
Operating expenses:
Selling and marketing	550,307	636,374	2,222,841	3,115,883
Depreciation and amortization	267,907	497,716	1,609,854	1,973,997
Bad debt expense	233,200	(26,973)	442,804	2,393,685
Salaries and wages	802,585	745,859	3,026,275	3,443,390
Professional services, including non-cash compensation	350,647	338,187	900,125	1,215,939
Lease abandonment charges	-	-	867,583	-
General and adminstrative	858,328	896,667	4,115,658	3,590,118
Total operating expenses	3,062,974	3,087,830	13,185,141	15,733,012
Income (loss) from operations	4,388,481	(537,079)	9,727,708	(6,483,169)
Other income and (expenses)
Gain (loss) on sale of assets	(10,221)	(96,564)	(224,741)	(404,820)
Interest expense	(314,981)	(327,547)	(1,478,474)	(1,294,293)
Interest income	27,096	44,423	261,296	291,030
Gain on foreign currency exchange rates	(257,414)	549,733	(66,919)	2,371,487
Gain on sale of subsidiary shares	-	351,522	-	351,522
Share of net income / (loss) in associate	(43,510)	-	(67,494)	-
Beneficial conversion feature	(515,815)	(23,052)	(1,867,787)	(40,277)
Other income	(94,426)	21,229	56,571	(931,253)
Total other income (expenses)	(1,209,271)	519,744	(3,387,548)	343,396
Net income (loss) before non-controlling interest in subsidiary	3,179,209	(17,335)	6,340,160	(6,139,773)
Non-controlling interest	(1,657,004)	(843,904)	(4,892,097)	(1,816,143)
Income taxes	(5,337)	(11,501)	(53,943)	(91,132)
Net income (loss)	1,516,869	(872,740)	1,394,120	(8,047,048)
Other comprehensive income (loss):
Translation adjustment	(202,296)	(114,548)	(1,496,689)	(4,151,474)
Comprehensive income (loss)	$1,314,573	$(987,288)	$(102,569)	$(12,198,522)

Net income (loss) per share:
Basic	$0.04	$(0.03)	$0.04	$(0.30)
Diluted	$0.04	$(0.03)	$0.04	$(0.30)
Weighted average number of shares outstanding
Basic	36,587,938	28,706,163	34,516,428	26,937,500
Diluted	39,868,255	28,706,163	37,796,745	26,937,500

NETSOL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30, 2010	June 30, 2009
ASSETS
Current assets:
Cash and cash equivalents	$4,075,546	$4,403,762
Restricted Cash	5,700,000	5,000,000
Accounts receivable, net of allowance for doubtful accounts	12,280,331	11,394,844
Revenues in excess of billings	9,477,278	5,686,277
Other current assets	1,821,661	2,307,246
Total current assets	33,354,816	28,792,129
Investment in associates	200,506	-
Property and equipment, net of accumulated depreciation	9,472,917	9,186,163
Other assets, long-term	-	204,823
Intangibles:
Product licenses, renewals, enhancements, copyrights,
trademarks, and tradenames, net	19,002,081	13,802,607
Customer lists, net	666,575	1,344,019
Goodwill	9,439,285	9,439,285
Total intangibles	29,107,941	24,585,911
Total assets	$72,136,180	$62,769,026

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$4,890,921	$5,106,266
Due to officers	10,911	-
Current portion of loans and obligations under capitalized leases	7,285,773	6,207,830
Other payables – acquisitions	103,226	103,226
Unearned revenues	2,545,314	3,473,228
Deferred liability	47,066	-
Dividend to preferred stockholders payable	-	44,409
Convertible notes payable , current portion	3,017,096
Loans payable, bank	2,327,476	2,458,757
Total current liabilities	20,227,783	17,393,716
Obligations under capitalized leases, less current maturities	204,620	1,090,901
Convertible notes payable less current maturities	4,066,109	5,809,508
Long term loans; less current maturities	727,336	1,113,832
Lease abandonment liability; long term	867,583	-
Total liabilities	26,093,431	25,407,957
Commitments and contingencies
Stockholders' equity:
Preferred stock, 5,000,000 shares authorized;
Nil; 1,920 issued and outstanding	-	1,920,000
Common stock, $.001 par value; 95,000,000 shares authorized;
37,103,396; 30,046,987 issued and outstanding	37,104	30,047
Additional paid-in-capital	86,002,648	78,198,523
Treasury stock	(396,008)	(396,008)
Accumulated deficit	(39,859,030)	(41,253,152)
Stock subscription receivable	(2,007,960)	(842,619)
Common stock to be issued	239,525	220,365
Other comprehensive loss	(8,396,086)	(6,899,397)
	35,620,193	30,977,759
Non-controlling interest	10,422,557	6,383,310
Total stockholders' equity	46,042,749	37,361,069
Total liabilities and stockholders' equity	$72,136,180	$62,769,026

NETSOL TECHNOLOGIES, INC. AND SUBSIDIARIES
STATEMENTS OF CASH FLOWS

	For the year
	Ended June 30,
	2010	2009
Cash flows from operating activities:
Net income (loss)	$1,394,121	$(8,047,048)
Adjustments to reconcile net income (loss)
to net cash provided by operating activities:
Depreciation and amortization	3,907,945	4,188,208
Provision for bad debts	442,804	2,393,685
Gain on sale of subsidiary shares in Pakistan	-	(351,522)
Loss on transaction of debt	4,144	-
Share of net (income)/loss from associates	67,494	-
Loss on sale of assets	224,741	404,820
Non controlling interest in subsidiary	4,892,097	1,816,143
Stock issued for notes payable and related interest	39,960	-
Stock issued for services	801,684	346,817
Fair market value of warrants and stock options granted	803,508	261,472
Beneficial conversion feature	1,867,787	40,277
Changes in operating assets and liabilities:
Increase/ decrease in accounts receivable	(1,316,995)	(4,679,496)
Increase/ decrease in other current assets	(3,701,022)	3,740,567
Increase/ decrease in long-term assets	-	43,889
Increase/ decrease in accounts payable and accrued expenses	(758,557)	1,073,775
Net cash provided by operating activities	8,669,711	1,231,588
Cash flows from investing activities:
Purchases of property and equipment	(2,986,495)	(2,093,618)
Sales of property and equipment	641,484	65,096
Payments of acquisition payable	-	(742,989)
Investment in associate under equity method	(268,000)	-
Investment in subsidiary	-	-
Increase in intangible assets	(7,603,779)	(6,662,774)
Net cash used in investing activities	(10,216,790)	(9,434,284)
Cash flows from financing activities:
Proceeds from sale of common stock	854,509	712,770
Proceeds from the exercise of stock options and warrants	71,250	563,929
Purchase of subsidary stock in Pakistan	-	(281,347)
Proceeds from sale of subsidiary stock	-	558,535
Purchase of treasury stock	-	(360,328)
Proceeds from convertible notes payable	3,500,000	6,000,000
Redemption of preferred stock	(1,920,000)	-
Restricted cash	(700,000)	(5,000,000)
Dividend Paid	(43,828)	(33,508)
Bank overdraft	(7,008)	159,551
Proceeds from bank loans	4,540,971	3,843,541
Payments on bank loans	(258,358)	947,870
Payments on capital lease obligations & loans - net	(4,328,700)	(539,497)
Net cash provided by financing activities	1,708,837	6,571,516
Effect of exchange rate changes in cash	(489,973)	(240,296)
Net increase in cash and cash equivalents	(328,215)	(1,871,477)
Cash and cash equivalents, beginning of year	4,403,762	6,275,238
Cash and cash equivalents, end of year	$4,075,546	$4,403,762

NETSOL TECHNOLOGIES, INC. AND SUBSIDIARIES
RECONCILIATION TO GAAP

	Three Months	Three Months	Year	Year
	Ended	Ended	Ended	Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009

Net Income (loss) before preferred dividend, per GAAP	$1,516,869	$(872,740)	$1,394,121	$(8,047,048)
Income Taxes	5,337	11,501	53,943	91,132
Depreciation and amortization	915,322	1,096,074	3,907,946	4,188,208
Interest expense	314,981	327,547	1,478,474	1,294,293

EBITDA	$2,752,509	$562,382	$6,834,483	$(2,473,415)

Weighted Average number of shares outstanding
Basic	36,390,648	28,706,163	34,516,428	26,937,500
Diluted	39,670,965	28,799,749	37,796,745	27,031,087

Basic EBITDA	$0.08	$0.02	$0.20	$(0.09)
Diluted EBITDA	$0.07	$0.02	$0.18	$(0.09)